Exhibit (99.2)  Management Proxy Circular

Alcan Inc.                                                                  LOGO

                                                        Notice of Annual Meeting
                                                                 of Shareholders

                                                                   25 April 2002

                                                       Management Proxy Circular

                                                                            LOGO

                                       Dear Shareholder:

                                       You are cordially invited to attend
                                       the 100(th) Annual Meeting of
                                       Shareholders of Alcan Inc., which will
                                       take place on Thursday, 25 April 2002,
                                       in the Assembly Hall of the
                                       International Civil Aviation
                                       Organization, 999 University Street,
                                       Montreal, Quebec, Canada at 10:00 a.m.

                                       At the Meeting, the Shareholders will
                                       be asked to consider the matters set
                                       out in the enclosed Notice.

                                       Your vote is important. Please
                                       complete, sign and date the form of
                                       proxy and return it in the enclosed
                                       envelope, whether or not you plan to
                                       attend the Meeting. Returning the
                                       proxy will not limit your right to
                                       vote in person if you attend the
                                       Meeting.

                                       The Meeting will be webcast through
                                       Alcan's web site (www.alcan.com).

                                       If you have any questions regarding
                                       the matters to be dealt with at the
                                       Meeting or require additional copies
                                       of this material, please call Alcan's
                                       transfer agent, CIBC Mellon Trust
                                       Company, at 1-800-387-0825 (toll free)
                                       or collect at 416-643-5500.

                                       Yours sincerely,


                                       /s/ John R. Evans
                                       ---------------------------------
                                       John R. Evans
                                       Chairman of the Board of Alcan Inc.

                                       6 March 2002

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MANAGEMENT PROXY CIRCULAR 2002         i                             ALCAN INC.

                                                               What's Inside:

                                                          1    NOTICE OF ANNUAL MEETING OF
                                                               SHAREHOLDERS OF ALCAN INC.

                                                          2    MANAGEMENT PROXY CIRCULAR

                                                          2    Definitions

                                                          3    Questions and Answers on Voting and Proxies

                                                          5    Business to be Transacted at the Meeting

                                                          7    Nominees for Election as Directors

                                                          9    Corporate Governance Practices

                                                         11    Performance Graph

                                                         12    Report on Executive Compensation

                                                         15    Executive Officers' Remuneration

                                                         20    Directors' Remuneration

                                                         21    Indebtedness of Directors and Executive
                                                               Officers

                                                         22    Directors' and Officers' Liability Insurance

                                                         22    Approval of the Board of Directors

                                                         23    Schedules

La version francaise du present document ainsi que la formule de procuration qui l'accompagne seront envoyees aux actionnaires sur demande. Veuillez communiquer avec la Compagnie Trust CIBC Mellon, en appelant au 1-800-387-0825 (sans frais) ou a frais vires au 416-643-5500.
--------------------------------------------------------------------------------
MANAGEMENT PROXY CIRCULAR 2002            ii                         ALCAN INC.

                                                                            LOGO

Notice of Annual Meeting of Shareholders of Alcan Inc.

The 100(th) Annual Meeting of the holders of the Common Shares of Alcan Inc. will be held on Thursday, 25 April 2002 at 10:00 a.m. in the Assembly Hall, International Civil Aviation Organization, 999 University Street (Atrium entrance), Montreal, Quebec, Canada, for the following purposes:

1. receiving the financial statements and the Auditors' Report for the year ended 31 December 2001,

2.   electing Directors,

3. appointing Auditors and authorizing the Directors to fix their remuneration,

4. re-confirming the Shareholder Rights Plan as described in the attached Management Proxy Circular,

5. amending the Articles of Alcan as described in the attached Management Proxy Circular, and

6. confirming the amendments to By-Law No. 1A as described in the attached Management Proxy Circular.

Shareholders who cannot attend the Annual Meeting may submit their proxies in accordance with the procedures set out in the attached Management Proxy Circular.

By order of the Board of Directors,


/s/  Roy Millington
----------------------------------
Roy Millington
Corporate Secretary

Montreal, Canada
6 March 2002

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MANAGEMENT PROXY CIRCULAR 2002          1                             ALCAN INC.

                                                                            LOGO

Management Proxy Circular
(As of 28 February 2002, except as otherwise provided)

This Management Proxy Circular is furnished in connection with the solicitation of proxies by the Board of Directors and Management of Alcan Inc. for use at the Annual Meeting of Shareholders to be held in Montreal on 25 April 2002 (and any adjournment thereof) for the purposes set out in the attached Notice of Annual Meeting.

Definitions

Unless stated otherwise, the following expressions used in this Management Proxy Circular have the meanings indicated:

"Alcan" or "Company" means Alcan Inc.,

"Algroup" means Alusuisse Group Ltd. (now Alcan Holdings Switzerland Ltd., a Subsidiary of Alcan following the Combination),

"Board" or "Board of Directors" means the board of directors of Alcan,

"CBCA" means the Canada Business Corporation Act,

"CIBC Mellon" means CIBC Mellon Trust Company,

"Circular" means this management proxy circular prepared in connection with the Meeting together with the Schedules attached hereto,

"Combination" means the process by which Algroup became a Subsidiary of Alcan on 18 October 2000, through the completion of a share exchange offer by Alcan for the shares of Algroup,

"Director" means a director of Alcan,

"Executive Officers" means the President and Chief Executive Officer, the Executive Vice Presidents, the Senior Vice Presidents, the Vice Presidents, the Treasurer, the Controller and the Secretary of Alcan.

"Meeting" means the Annual Meeting of Shareholders to be held on 25 April 2002 and any adjournment thereof,

"Non-Executive Director" means a Director of Alcan who is not an employee of Alcan or its Subsidiaries or related companies,

"Option Plan" means the Alcan Executive Share Option Plan described on page 16,

"Notice" means the attached Notice of Annual Meeting,

"Shareholder" means a holder of Shares,

"Share" or "Common Share" means a common share in the capital of Alcan,

"Subsidiary" means a company controlled, directly or indirectly, by Alcan, and

"$" means U.S. Dollars.

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MANAGEMENT PROXY CIRCULAR 2002          2                             ALCAN INC.

Questions and Answers on Voting and Proxies

IF YOU ARE NOT A REGISTERED SHAREHOLDER, PLEASE REFER TO PAGE 4 FOR A DESCRIPTION OF THE PROCEDURE TO BE FOLLOWED TO VOTE YOUR SHARES.

Q: WHO IS SOLICITING MY PROXY?

A: This Circular is furnished in connection with the solicitation by Alcan's
   Management of proxies to be used at the Meeting to vote your Shares. The solicitation of proxies will be made primarily by mail, but may also be made by electronic means, by telephone or in person. The cost of soliciting proxies will be borne by Alcan. Georgeson Shareholder Communications Canada, Inc. and Morrow & Co., Inc. have been retained by Alcan to assist in the solicitation of proxies from Shareholders. For these services in relation to U.S. Shareholders, Morrow & Co. will receive fees of approximately $20,000. Georgeson will receive aggregate fees of Can. $50,000 for these services in relation to all other Shareholders, provided that the 40% quorum requirements for the Meeting are met and the items of special business are approved by the Shareholders at the Meeting. In addition, employees of Alcan may solicit proxies without compensation. CIBC Mellon is responsible for the tabulation of proxies.

Q: WHAT AM I VOTING ON?

A: Shareholders will be voting on the:
   -  Election of Directors
   - Appointment of PricewaterhouseCoopers LLP as the auditors and authorization of the Directors to fix their remuneration
   -  Re-confirmation of the Shareholder Rights Plan
   -  Amendments to the Articles of the Company
   -  Confirmation of amendments to By-Law No. 1A of the Company

Q: WHAT DOCUMENTS ARE SENT TO SHAREHOLDERS?

A: Shareholders will receive a package of the usual annual corporate documents
   (i.e., Alcan's 2001 Annual Report, this Circular and the form of proxy). Registered Shareholders will also receive a consent form which will allow the Company to deliver documents to them in electronic form in the future.

Q: WHO IS ENTITLED TO VOTE?

A: On 6 March 2002, 321,072,334 Shares were outstanding. Shareholders of record as of the close of business on that date are entitled to receive notice of the Meeting and they or their duly appointed proxyholders will be entitled to attend the Meeting and vote.

Q: HOW DO I VOTE?

A: There are two ways that you can vote your Shares if you are a registered
   Shareholder. You may vote in person at the Meeting or you may complete and sign the enclosed form of proxy appointing the named persons or some other person you choose to represent you and vote your Shares at the Meeting.

   Completing, signing and returning your form of proxy does not preclude you from attending the Meeting in person or changing your vote.

   If you do not wish to attend the Meeting or do not wish to vote in person, your proxy will be voted for or against or be withheld from voting in accordance with your wishes as specified thereon on any ballot that may be called at the Meeting.

   If the Shareholder is a body corporate or association, the form of proxy must be signed by a person duly authorized by that body corporate or association.

   If your Shares are registered in the name of a nominee, please see "Voting by Non-Registered Shareholders" on page 4.

Q: WHAT IF I PLAN TO ATTEND THE MEETING AND VOTE IN PERSON?

A: If you plan to attend the Meeting on 25 April 2002 and wish to vote your Shares in person at the Meeting, it is not necessary for you to complete or return the form of proxy. Your vote will be taken and counted at the Meeting. Please register with the transfer agent, CIBC Mellon, upon arrival at the Meeting.

Q: WHAT HAPPENS WHEN I SIGN AND RETURN THE FORM OF PROXY?

A: Signing the enclosed proxy gives authority to the named proxyholders on the form, or to another person you have appointed, to vote your Shares at the Meeting.

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MANAGEMENT PROXY CIRCULAR 2002          3                             ALCAN INC.

Q: CAN I APPOINT SOMEONE OTHER THAN THE NAMED PROXYHOLDERS TO VOTE MY SHARES?

A: Yes. Write the name of your chosen person, who need not be a Shareholder, in the blank space provided in the form of proxy. It is important to ensure that any other person you appoint is attending the Meeting and is aware that his or her appointment has been made to vote your Shares. Proxyholders should, at the Meeting, present themselves to a representative of CIBC Mellon.

Q: WHAT DO I DO WITH MY COMPLETED FORM OF PROXY?

A: Return it to the transfer agent, CIBC Mellon, in the envelope provided, or forward it by facsimile to (416) 368-2502, so that it arrives no later than 5:00 p.m. EST on 24 April 2002. All Shares represented by a properly executed proxy received by CIBC Mellon prior to such time will be voted for or against or be withheld from voting, in accordance with your instructions as specified in the proxy, on any ballot that may be called at the Meeting.

Q: HOW WILL MY SHARES BE VOTED IF I RETURN MY PROXY?

A: The persons named in the form of proxy must vote or withhold from voting your Shares in accordance with your instructions. In the absence of such instructions, however, your Shares will be voted FOR THE ELECTION OF DIRECTORS, FOR THE APPOINTMENT OF AUDITORS, FOR THE RE-CONFIRMATION OF THE SHAREHOLDER RIGHTS PLAN, FOR THE AMENDMENT TO THE ARTICLES AND FOR THE CONFIRMATION OF AMENDMENTS TO BY-LAW NO. 1A.

Q: IF I CHANGE MY MIND, CAN I TAKE BACK MY PROXY ONCE I HAVE GIVEN IT?

A: Yes. A Shareholder who has given a proxy may revoke it with a letter of revocation or another proxy with a later date delivered to CIBC Mellon, 200 Queen's Quay East, Unit 6, Toronto, Ontario, M5A 4K9 or by telecopier at
   (416) 368-2502, no later than 5:00 p.m. EST on 24 April 2002 or to the Chairman on the day of the Meeting. It should be noted that the participation in person by a Shareholder in a vote by ballot at the Meeting would revoke any proxy that has been previously given by the Shareholder in respect of business covered by that vote.

Q: WHAT IF AMENDMENTS ARE MADE TO THESE MATTERS OR IF OTHER MATTERS ARE BROUGHT
   BEFORE THE MEETING?

A: The persons named in the form of proxy will have discretionary authority with respect to amendments or variations to matters identified in the Notice of Annual Meeting and to other matters which may properly come before the Meeting. As of the date of this Circular, the Management of Alcan knows of no such amendment, variation or other matter expected to come before the Meeting. If any other matters properly come before the Meeting, the persons named in the form of proxy will vote on them in accordance with their best judgment.

Q: HOW CAN I CONTACT THE TRANSFER AGENT?

A: You can contact the transfer agent at:

       CIBC Mellon Trust Company
       320 Bay Street, 3(rd) floor
       Toronto, Ontario, Canada M5H 4A6
       Telephone: (416) 643-5500
                  1-800-387-0825
       (toll free throughout North America)
       Telecopier: (416) 643-5501

Q: WHAT IS THE FINAL DATE TO SUBMIT A SHAREHOLDER PROPOSAL FOR THE 2003 ANNUAL
   MEETING?

A: The final date for submitting Shareholder proposals to Alcan is 6 December
   2002.

VOTING BY NON-REGISTERED SHAREHOLDERS

Non-registered or beneficial Shareholders are not personally listed in the Share register of Alcan. If you are a non-registered Shareholder, there are two ways that you can vote your Shares held in the name of a nominee.

Applicable securities laws require your nominee to seek voting instructions from you in advance of the meeting. Accordingly, you will receive or have already received from your nominee either a request for voting instructions or a form of proxy for the number of Shares you hold. Every nominee has its own mailing procedures and provides its own signing and return instructions, which should be carefully followed by non-registered Shareholders to ensure that their Shares are voted at the Meeting.

If you wish to vote in person at the Meeting, insert your own name in the space provided on the request for voting instructions or form of proxy to appoint yourself as proxyholder. Non-registered Shareholders who instruct their nominee to appoint themselves as proxyholders should, at the Meeting, present themselves to a representative of CIBC Mellon.

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MANAGEMENT PROXY CIRCULAR 2002          4                             ALCAN INC.

Business to be Transacted at the Meeting
(See Notice of Annual Meeting of Shareholders of Alcan Inc.)

1.  PRESENTATION OF FINANCIAL STATEMENTS

The consolidated financial statements for the year ended 31 December 2001 and the Auditors' Report for 2001 will be submitted to Shareholders at the Meeting, but no vote with respect thereto is required or proposed to be taken. The consolidated financial statements are included in the Alcan 2001 Annual Report that is being mailed to Shareholders with the Notice of Annual Meeting and this Circular.

2.  ELECTION OF DIRECTORS

Nine Directors are to be elected to serve until the close of the 2003 Annual Meeting or until they cease to hold office as such. The Board of Directors and Management recommend the election of the nominees listed on pages 7 and 8.

In accordance with normal Company practices, Dr. John R. Evans and Mr. Bill Blundell are not nominees, having reached retirement age. Messrs. Martin Ebner and Willi Kerth have requested not to be nominated for re-election as Directors.

3.  APPOINTMENT OF AUDITORS

Auditors are to be appointed to serve until the next Annual Meeting of the Company and the Directors are to be authorized to fix the remuneration of the Auditors so appointed.

The Board of Directors and Management, on the advice of the Audit Committee, recommend that PricewaterhouseCoopers LLP, Montreal, Canada, be appointed as Auditors. PricewaterhouseCoopers LLP and its predecessor, Price Waterhouse, have been the Auditors of Alcan since 1936.

A representative of PricewaterhouseCoopers LLP will be present at the Meeting and will have the opportunity to make a statement should he desire to do so. He will also be available to answer questions.

4.  RE-CONFIRMATION OF SHAREHOLDER RIGHTS PLAN

As an item of special business, the Shareholders will be asked at the Meeting to adopt a resolution, as set out in Schedule A hereto, re-confirming the Shareholder Rights Plan ("Rights Plan") which is embodied in the Shareholder Rights Agreement ("Plan Agreement") amended and restated on 22 April 1999. Under the terms of the Plan Agreement, the Rights Plan must be submitted to the Shareholders at every third annual meeting for re-confirmation.

The Rights Plan was approved at the 1999 annual meeting by 86% of the votes cast and is being submitted for re-confirmation without change.

Alcan has no knowledge at the present time of any take-over bid or intended take-over bid by any person. A summary of the Plan Agreement is set out in Schedule D hereto.

The primary objective of the Rights Plan is to provide the Board with sufficient time to explore and develop alternatives for maximizing Shareholder value if a take-over bid is made for Alcan and to provide all Shareholders with an equal opportunity to participate in such bid.

To be adopted, the resolution must be approved by a majority of the votes cast on the matter at the Meeting.

5.  AMENDMENT TO ARTICLES

As an item of special business, the Shareholders will be asked at the Meeting to adopt a special resolution, as set out in Schedule B hereto, making an amendment to the Articles of Alcan.

The amendment will authorize, as permitted by the CBCA, the holding of meetings of Shareholders at such place within Canada as the Directors may determine, or outside of Canada, if so determined by the Directors, in New York City, United States of America, in London, England, or in Zurich, Switzerland.

The amendment is intended to reflect recent changes to the CBCA allowing increased flexibility in fixing the location of Shareholder meetings. Alcan has an international shareholder base and it may be appropriate and advantageous for purposes of Shareholder relations, on occasion, to hold meetings in the cities mentioned. In addition to The Toronto Stock Exchange, Alcan's Shares are traded on stock exchanges in those cities.

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MANAGEMENT PROXY CIRCULAR 2002          5                             ALCAN INC.

Alcan has no immediate intention to change its practices in relation to Shareholder meetings.

To be adopted, the special resolution must be approved by at least two-thirds of the votes cast on the matter at the Meeting.

6.  CONFIRMATION OF AMENDMENTS TO BY-LAW NO. 1A

As an item of special business, the Shareholders will be asked at the Meeting to adopt a resolution, as set out in Schedule C hereto, confirming certain amendments which have been made by the Board to By-Law No. 1A of Alcan.

The Board amended Sections 1.01, 1.02, 1.06, 2.03, 2.04 and 2.08 to make certain minor changes and to reflect recent amendments to the CBCA, including to permit the use of electronic or other technologically enhanced means in relation to providing notice and to participating and voting in meetings of Shareholders and Directors. Shareholders will not be required to participate or vote electronically as a result of these changes.

To be adopted, the resolution must be approved by a majority of the votes cast on the matter at the Meeting.

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MANAGEMENT PROXY CIRCULAR 2002          6                             ALCAN INC.

Nominees for Election as Directors

The nine nominees for election as Directors of Alcan, their shareholdings, holdings of Directors' Deferred Share Units (see page 21) and their current membership on Board Committees is as follows:

ROLAND BERGER       64, nominated in 2002
PICTURE             Mr. Berger is chairman and global managing partner
                    of Munich-based Roland Berger Strategy
                    Consultants, founded in 1967, a leading global
                    strategy consultancy operating in 22 countries
                    world-wide. He is a member of various supervisory
                    boards and consultancy associations, pursues
                    extensive commitments in the public sector and is
                    a well-known speaker on corporate management,
                    economic and social issues. He has been conferred
                    the State Medal for Special Services to the
                    Bavarian Economy and the Federal Service Cross of
                    Germany.

CLARENCE. J.        52, Director since 2001
CHANDRAN            Mr. Chandran is chairman of Chandran Family
PICTURE             Foundation Inc. He retired as chief operating
                    officer of Nortel Networks Corporation in 2001.
                    During his 28-year career, he has held executive
                    management positions with Nortel and with the Bell
                    Group. He is a director of MDS Inc., Airprime Inc.
                    and Sirific Wireless Corp., a member of the board
                    of visitors of the Kenan-Flagler Business School,
                    University of North Carolina, a member of the
                    board of the North Carolina Center for Non-Profit
                    and a trustee of the America-India Foundation.
                    (1), (3), (4) 4,000 COMMON SHARES 1,556 DEFERRED
                    SHARE UNITS

TRAVIS ENGEN        57, Director since 1996
PICTURE             Mr. Engen is President and Chief Executive Officer
                    of Alcan since 12 March 2001. He was previously
                    chairman and chief executive officer of ITT
                    Industries, Inc. He is a member of the U.S.
                    President's National Security Telecommunications
                    Advisory Committee. He is a director of Fundacion
                    Chile, Lyondell Chemical Company and a member of
                    the Business Roundtable and the Manufacturers
                    Alliance Board of Trustees. 125,500 COMMON SHARES
                    579,000 OPTIONS TO PURCHASE SHARES 1,812 DEFERRED
                    SHARE UNITS

L. YVES FORTIER,    66, nominated in 2002
C.C., Q.C.          Mr. Fortier is chairman and a senior partner of
PICTURE             the law firm Ogilvy Renault in Montreal. From 1988
                    to 1992, he was Ambassador and Permanent
                    Representative of Canada to the United Nations. He
                    is also governor of Hudson's Bay Company and a
                    director of DuPont Canada Inc., Groupe TVA Inc.,
                    Nortel Networks Corporation, Nova Chemicals
                    Corporation and Royal Bank of Canada. 1,000 COMMON
                    SHARES

BRIAN M. LEVITT     54, Director since 2001
PICTURE             Mr. Levitt is a partner and the Montreal resident
                    co-chair of the law firm Osler, Hoskin & Harcourt
                    LLP. From 1991 to 2000, he was president and then
                    chief executive officer of Imasco Limited. He is a
                    director of BCE Inc., Cossette Communication Group
                    Inc. and Domtar Inc. (1), (2) 3,000 COMMON SHARES
                    1,556 DEFERRED SHARE UNITS


J.E. NEWALL,        66, Director since 1985
O.C.                Mr. Newall is chairman and a director of NOVA
PICTURE             Chemicals Corporation. He is Chairman of Canadian
                    Pacific Railway Limited and a director of BCE
                    Inc., Bell Canada, Maple Leaf Foods Inc. and Royal
                    Bank of Canada. (1), (3*), (4) 8,372 COMMON SHARES
                    3,502 DEFERRED SHARE UNITS

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MANAGEMENT PROXY CIRCULAR 2002           7                            ALCAN INC.

GUY. SAINT-PIERRE,  67, Director since 1994
O.C.                Mr. Saint-Pierre is chairman of
PICTURE             SNC-Lavalin Group Inc. He is also
                    chairman of Royal Bank of Canada and a
                    director of BCE Inc., Bell Canada,
                    General Motors of Canada and Telesat
                    Canada.
                    (1), (2*), (3)
                    12,708 COMMON SHARES
                    2,780 DEFERRED SHARE UNITS

GERHARD SCHULMEYER  63, Director since 1996
PICTURE             Mr. Schulmeyer is professor of practice
                    at the MIT Sloan School of Business and
                    president of Gerhard, LLC. He was
                    president and chief executive officer
                    of Siemens Corporation. He is chairman
                    of the supervisory board of Alcan
                    Deuschtland GmbH, serves on the
                    supervisory board of Thyssen-
                    Bornemisza Holding N.V., the boards of
                    Zurich Financial Services, Arthur D.
                    Little, Inc., Ingram Micro, FirePond,
                    Poet Holdings Inc. and Korn/Ferry as
                    well as the international advisory
                    board of Banco Santander Central
                    Hispano.
                    (1), (2)
                    1,746 COMMON SHARES
                    2,642 DEFERRED SHARE UNITS

PAUL M. TELLIER,    62, Director since 1998
P.C., C.C., Q.C.    Mr. Tellier is president and chief
PICTURE             executive officer of the Canadian
                    National Railway Company. He is a
                    director of Bombardier Inc., McCain
                    Foods and BCE Inc.
                    (1), (2), (4*)
                    1,926 COMMON SHARES
                    2,570 DEFERRED SHARE UNITS

COMMITTEE MEMBERSHIPS
1. Corporate Governance
2. Audit
3. Personnel
4. Environment, Health & Safety
* Committee Chairman

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MANAGEMENT PROXY CIRCULAR 2002           8                            ALCAN INC.

Corporate Governance Practices

The mandate of the Board is to supervise the management of the business and affairs of the Company and to discharge its duties and obligations in accordance with the provisions of (a) the CBCA, (b) the Company's constituting documents and by-laws, and (c) other applicable legislation and Company policies.(1)

Of the present Board of 11 Directors, Travis Engen is President and Chief Executive Officer of Alcan. Mr. Engen resigned from all committees of the Board upon becoming Chief Executive Officer. Gerhard Schulmeyer is chairman of the supervisory board of Alcan Deutschland GmbH and Willi Kerth is a director of Alcan Aluminium Valais S.A. Both Mr. Schulmeyer and Mr. Kerth serve in non-executive capacities with these wholly-owned Subsidiaries at the Company's request. All Directors except for Mr. Engen are unrelated Directors. Alcan does not have a controlling Shareholder.(2)(3)

The Corporate Governance Committee recommends candidates for appointment to the Board. Nominees are selected as potential representatives of Shareholders as a whole and not as representatives of any particular Shareholder or group of Shareholders. Care is taken to ensure that the Board of Directors is constituted with a majority of individuals who qualify as unrelated Directors.(4)

The Corporate Governance Committee is also responsible for assessing the performance of the Board. The Committee ensures the adequacy of the time commitment of individuals to Alcan matters.(5)

Alcan's Secretary prepares a Directors' Manual which is updated as necessary. Visits by Directors are made to Alcan's plants and business locations to give additional insight into Alcan's business.(6)

The Board is satisfied that its number of Directors provides for an efficient Board.(7)

The mandate of the Corporate Governance Committee includes recommending levels of Directors' compensation. In determining Directors' compensation, the Committee considers factors such as time commitment, risks and responsibilities.(8)

The Board has appointed four Committees as described below. Each Committee is made up solely of Non-Executive and unrelated Directors.(9)

The mandate of the Corporate Governance Committee also includes the review of corporate governance practices in general.(10)

The Board's prime stewardship responsibility is to ensure the viability of the Company and to ensure that it is managed in the interest of the Shareholders as a whole, while taking into account the interests of other stakeholders. In addition, the Board sets out, at least once a year, objectives for the Chief Executive Officer.(11)

The Board has a Chairman (Dr. John R. Evans) who is not a member of Alcan's management; this structure allows the Board to function independently of management.(12)

The mandate of the Audit Committee, which is composed entirely of Non-Executive Directors, is described below. The Committee has direct discussions with the Company's external and internal auditors.(13)

The Board does not have a formal system for Directors to engage outside advisors; however the Board may do so and has in the past sought out separate advice.(14)

In addition to the statutory duties under the CBCA, the Company's corporate governance practices require that the following matters be subject to Board approval:

(1) capital expenditure budgets and significant investments and divestments,

(2) at the discretion of the Chief Executive Officer, any matter which may have the potential for important impact on the Company,

(3) the number of Directors within the minimum (9) and maximum (20) limits provided in the Company's Articles of Incorporation,

(4) the terms of appointment of Non-Executive Directors, and

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MANAGEMENT PROXY CIRCULAR 2002          9                            ALCAN INC.

(5) the appointment and remuneration of Officers of the Company.

In order to respond to Shareholders' questions and concerns, Alcan maintains an experienced investor relations staff whose primary responsibility is to provide information and analysis to the investing community in accordance with Alcan's policy on public disclosure. This policy has been established in compliance with applicable legal disclosure requirements in Canada and in the United States and is reviewed periodically. The investor relations staff meets periodically with investors and analysts and is accessible to Shareholders by telephone during business hours. These services facilitate the receiving of Shareholder comments.

The management of Alcan is responsible for conducting the business and operations of the Company in accordance with a business strategy approved by the Board. Management's authority to act in certain matters which may have the potential for important impact on the Company, is subject to prior Board approval as described above. Before being submitted to the Board, certain matters such as dividends, securities issues, annual reports and significant investment/divestment proposals are prepared and reviewed by management with external professional advice, as necessary.

BOARD MEETINGS AND BOARD COMMITTEES

The Board held ten meetings during 2001, two of which were via telephone conference.

There are four Committees of the Board: the Corporate Governance Committee, the Audit Committee, the Environment, Health & Safety Committee and the Personnel Committee. These Committees meet at preset times throughout the year or as needed. The Corporate Governance Committee met five times in 2001, the Audit Committee met four times, the Environment, Health & Safety Committee met once and the Personnel Committee met six times. There is no executive committee of the Board.

CORPORATE GOVERNANCE COMMITTEE

As mentioned above, the Committee has the broad responsibility of reviewing corporate governance within Alcan. The Committee also maintains an overview of the composition of the Board and reviews candidates for nomination as Directors as well as membership of all Board Committees. It also considers the appointments of the Chairman of the Board and the Chief Executive Officer of Alcan.

AUDIT COMMITTEE

The objective of the Committee is to assist the Board in fulfilling its functions relating to corporate accounting and reporting practices as well as financial and accounting controls, to provide an effective oversight of the financial reporting process, and to review financial statements and proposals for issues of securities.

This Committee is established in accordance with the requirements of the CBCA.

ENVIRONMENT, HEALTH & SAFETY COMMITTEE

The Committee has the broad responsibility to review the policy, management practices and performance of Alcan in environmental, health and safety matters and make recommendations to the Board on such matters.

PERSONNEL COMMITTEE

The Committee has the broad responsibility to review any and all personnel policy and employee relations matters and to make recommendations with respect to such matters to the Board or the Chief Executive Officer, as appropriate. It also reviews and approves Alcan's executive compensation policy.

Notes 1 through 14 refer to the corresponding guidelines relating to issues of corporate governance, set out in the Toronto Stock Exchange Company Manual.

--------------------------------------------------------------------------------
MANAGEMENT PROXY CIRCULAR 2002         10                             ALCAN INC.

Performance Graph

                  31 December     31 December     31 December     31 December     31 December      31 December
                     1996            1997            1998            1999            2000             2001


Alcan                 0                84             84             131             110              117
S&P 500               0               139             192            220             207              194
TSE 300               0               115             113            149             160              140
S&P Metals Mining     0                70              54             97              70               66


The following graph compares the cumulative total Shareholder return on Can. $100 invested in Shares with the cumulative total return of the Toronto Stock Exchange 300 Stock Index, assuming reinvestment of all dividends. Additional comparisons, which the Personnel Committee believes to be appropriate, are provided with respect to two U.S. Dollar-based indices, the Standard & Poor's 500 Index and the Standard & Poor's Metals Mining Index.

GRAPH

--------------------------------------------------------------------------------
MANAGEMENT PROXY CIRCULAR 2002         11                             ALCAN INC.

Report on Executive Compensation

GENERAL

The following information refers to calendar year 2001. Alcan's executive compensation policies cover cash compensation and benefits, including pensions, and are designed to enable Alcan to attract, motivate and retain highly qualified people to carry out the objectives of the organization. The Personnel Committee of the Board (the "Committee") has the duty and responsibility to review and approve these policies periodically and to make recommendations with respect to such matters either to the Board or to the Chief Executive Officer, as may be appropriate. The policies provide a compensation package that is internally equitable, externally competitive and reflects individual efforts and achievements. The cash compensation structure and benefits programs, including short-and long-term incentive plans, are designed to be competitive with the median of selected comparator groups of companies. These companies, identified as a "Compensation Peer Group", are comparable to Alcan in size, are also involved in cyclical industries and have a global presence.

Alcan retains external consultants to assist its Human Resources Department and the Committee in collecting the required comparative data and providing advice concerning all aspects of compensation of its senior employees. From time to time, the Committee has retained the services of its own consultant to assist it in its deliberations, and may do so again in the future.

COMPENSATION OF THE EXECUTIVE OFFICERS

Total compensation comprises base salaries, annual short-term incentives, long-term incentives and perquisites. Total compensation levels are set to reflect both the responsibility of each position (internal equity) and the competitive level of the market place (external competitiveness). The total compensation policy is set at the median of the Compensation Peer Group.

Base Salary

The target salary is the mid-point of a salary range for an Executive Officer and reflects the competitive level of similar positions in the Compensation Peer Group. Base salaries for Executive Officers are then determined to reflect the individual's performance and contribution to the group. Base salaries of Executive Officers are reviewed annually and any proposed changes are approved by the Committee before implementation.

Annual Short-Term Incentives

Alcan's short-term incentive plan, known as the Executive Performance Award ("EPA") Plan, is administered by the Committee, and has three components, each based on a different aspect of performance: (1) the overall profitability of Alcan, (2) the performance of Alcan against key strategic corporate objectives, and (3) the performance of Alcan's business units. These are explained in the numbered paragraphs below.

1. The award for overall profitability of Alcan is measured against a quantifiable financial metric, the Economic Value Added ("EVA"). All Executive Officers received an award from this component of the EPA Plan for the year 2001 but the awards were well below the target amounts. ("EVA" is a registered trademark of Stern Stewart & Co.).

2. The award for achieving corporate objectives focuses on corporate objectives as approved by the Committee. For 2001, the corporate objective was to achieve a pre-determined Earnings Before Interest, Tax, Depreciation and Amortization ("EBITDA") level. Given that the threshold level was not met, no award was paid to Executive Officers from this component of the EPA Plan for the year 2001.

3. The business unit award is based on the business unit's performance measured against pre-established levels of EVA and EBITDA and other operating objectives critical to the success of the business such as safety, environment, efficiencies, etc. The Committee may, at its discretion, approve the payment of a business unit award in excess of the maximum in cases of exceptional individual performance. All Executive Officers received awards from this component of the EPA Plan for the year 2001.

--------------------------------------------------------------------------------
MANAGEMENT PROXY CIRCULAR 2002         12                             ALCAN INC.

Overall, for the three components of the EPA, the Executive Officers received awards that were well below the target amounts.

Under the Executive Deferred Share Unit Plan, Executive Officers based in Canada may elect, prior to the beginning of any particular year, to receive Executive Deferred Share Units ("EDSUs") with a value equal to either 50% or 100% of their EPA in respect of that year, instead of a cash payment. The number of EDSUs is determined by dividing the amount so elected by the average price of a Share on the Toronto and New York stock exchanges at the end of the preceding year. Additional EDSUs are credited to each holder thereof corresponding to dividends declared on Shares. The EDSUs are redeemable only upon termination of employment (retirement, resignation or death). The amount to be paid by Alcan upon redemption will be calculated by multiplying the accumulated balance of EDSUs by the average price of a Share on the said exchanges at the time of redemption.

Under the terms of a Non-Qualified Deferred Compensation Plan, the Executive Officers based in the U.S. may elect, prior to the beginning of any particular year, to defer up to 75% of their base salary and up to 90% of their EPA award in respect of that year, instead of cash payments.

Long-Term Incentives

The purpose of the Option Plan is to attract and retain employees and to encourage them to contribute to growth in the price of Alcan Shares. When determining the competitiveness of senior employees' total compensation, the value of Option grants is taken into account. For Executive Officers, the number of Options granted annually generally produces annual compensation values which are lower than those provided by U.S.-based companies within the Compensation Peer Group, but higher than those of Canada-based companies within the Compensation Peer Group (see description on page 16).

Certain Executive Officers participated in the Alcan Stock Price Appreciation Unit Plan ("SPAU Plan") instead of the Option Plan (see description on page 18).

Alcan entered into change of control agreements with certain Executive Officers including R.B. Evans and B.W. Sturgell which are due to expire on 31 July 2002; these agreements are expected to be renewed. The terms of the change of control agreements are effective upon the occurrence of two events: (1) a change of control of Alcan, and (2) the termination of the Executive Officer's employment with Alcan either by Alcan without cause or by the Executive Officer himself for defined reasons. In such cases the Executive Officer will be entitled to an amount equal to 36 times the sum of his monthly (a) base salary on the date of termination, (b) EPA guideline amount in force at the date of termination, and
(c) other applicable incentive plan guideline amount at the date of termination.

COMPENSATION OF CHIEF EXECUTIVE OFFICERS

Mr. Bougie resigned from Alcan on 10 January 2001 with an effective date of early retirement of 15 February 2001. From 1 January 2001 to 15 February 2001, he was paid a base salary of $106,250 (pro-rated on the basis of his annual salary of $850,000) and 100% of his EPA for this period for an amount of $106,250.

Mr. Blundell acted as Interim Chief Executive Officer from 11 January to 11 March 2001. During this period he was paid a base salary of $136,575, but did not receive remuneration as a Non-Executive Director. Furthermore, he received 16,500 C Options under the Option Plan (see on page 16). These Options were granted on 14 February 2001 at an exercise price of Can. $56.60 per Share.

The Chief Executive Officer's annual compensation is administered by the Committee according to the policies described above. Mr. Engen became Chief Executive Officer on 12 March 2001. Mr. Engen entered into a five-year employment agreement which thereafter can be renewed annually. The Board of Directors has set his compensation on a competitive level with other U.S. chief executives of global companies of similar size and also provided Mr. Engen with comparable levels of compensation to those received from his previous employer.

--------------------------------------------------------------------------------
MANAGEMENT PROXY CIRCULAR 2002         13                             ALCAN INC.

The terms of this agreement are the following:

o  A base salary of $1,200,000 per year.

o An annual bonus based on an established target and on performance objectives. For 2001, the target was to be at least 100% of the base salary and the bonus will be paid for the full year.

o 226,000 C Options as an incentive for joining Alcan and 353,000 C Options as part of his annual compensation. These Options were granted on 12 March 2001 at an exercise price of Can. $59.35 per Share. These Options will remain outstanding and exercisable for the full 10-year period. At the time of exercise of Options, an adjustment of Can. $3.52 per Share will be paid in the form of Deferred Share Units.

o The agreement provides for a retirement adjustment program where Mr. Engen will be entitled to the same level of retirement benefit had he remained employed with his previous employer. Under this program, the monthly pension is calculated by multiplying $6,432 by the number of years of service as of 1 April 2001 with a maximum of 5 years.

o The portion of Mr. Engen's compensation attributable to services rendered in Canada is adjusted so that his net income after taxes is the same as it would have been in the United States.

o Mr. Engen is eligible for a termination payment if he is terminated without cause or in certain cases involving a change of control of the Company.

APPROVAL OF THIS REPORT ON EXECUTIVE COMPENSATION

The Committee, whose members are set out below, has approved the issue of this Report and its inclusion in this Circular.

J.E. Newall, Chairman of the Committee
W.R.C. Blundell
C.J. Chandran
M. Ebner
J.R. Evans
G. Saint-Pierre

--------------------------------------------------------------------------------
MANAGEMENT PROXY CIRCULAR 2002         14                             ALCAN INC.

Executive Officers' Remuneration

Compensation paid to the Chief Executive Officers and the four other most highly compensated Executive Officers in 2001 is set out in the table below. These individuals are hereinafter collectively referred to as the "Named Executive Officers".

-----------------------------------------------------------------------------------------------------------------------------
                                                Annual Compensation                Long-Term Compensation
                                     ------------------------------------------ -----------------------------
                                                     Bonus
                                                   (Executive                    Shares Under    Restricted
      Name and                                    Performance    Other Annual       Options         Share        All Other
 Principal Position        Year        Salary        Award)      Compensation       Granted         Units      Compensation
                                                       (1)              (2)          (3)         (4)(5)             (2)
                                         ($)           ($)              ($)          (#)            (#)             ($)
-----------------------------------------------------------------------------------------------------------------------------
 T. Engen                2001        968,182     1,200,000(6)        65,414      579,000(7)           0          29,565
 President and Chief     2000             --            --               --           --             --              --
 Executive Officer       1999             --            --               --           --             --              --
-----------------------------------------------------------------------------------------------------------------------------
 J. Bougie               2001        106,250(8)    106,250(8)        59,726            0              0          18,915(9)
 Former President and    2000        800,000      See Note(10)       49,979      975,000(7)      23,250(10)     128,933
 Chief Executive         1999        740,700      See Note(11)      426,486      200,000(7)      71,955(11)      27,173
 Officer
-----------------------------------------------------------------------------------------------------------------------------
 E.P. LeBlanc(12)        2001(15)    520,000       206,713           23,836       75,000(7)       2,899(13)      18,710
 Executive Vice          2000        451,250       346,500           23,725       51,000(7)           0         327,660(14)
 President               1999        393,438       418,815           23,523       51,000(7)           0         141,583(16)
-----------------------------------------------------------------------------------------------------------------------------
 R.B. Evans              2001        520,000       125,770          367,361            0         75,000(17)      31,208
 Executive Vice                                                                                   2,899(13)
 President               2000        451,250       316,800          104,125       51,000(7)           0          34,427
                         1999        388,750       398,057           32,957       51,000(7)           0         122,835(16)
-----------------------------------------------------------------------------------------------------------------------------
 B.W. Sturgell           2001        465,000       153,975           26,007       75,000(7)       2,899(13)      29,677
 Executive Vice          2000        432,500       307,500           38,275       32,100(7)           0          26,952
 President               1999        395,000       484,550          175,092       51,000(7)           0          13,771
-----------------------------------------------------------------------------------------------------------------------------
 H. van de Meent(18)     2001        400,000       327,000            9,482            0(20)     50,000(17)   1,207,038(19)
 Executive Vice                                                                                   2,899(13)
 President               2000         78,349        50,502            1,903       43,320              0           5,491
                         1999             --            --               --           --             --              --
-----------------------------------------------------------------------------------------------------------------------------

 (1) See page 12 for description of the Executive Performance Award Plan.

 (2) See Other Compensation on page 16.

 (3) See page 16 for description of the Alcan Executive Share Option Plan.

 (4) See page 13 for description of the Executive Deferred Share Unit Plan.

 (5) See page 18 for description of the Stock Price Appreciation Unit Plan.

 (6) See Compensation of Chief Executive Officers on page 13.

 (7) Granted as C Options (see page 17 for description).

 (8) See Compensation of Chief Executive Officers on page 13.

 (9) See page 15 of the 2001 Management Proxy Circular, paragraph (a) under caption "Resignation of the Chief Executive Officer".

(10) Received 100% of the EPA in the form of 23,250 EDSUs under the Executive Deferred Share Unit Plan based on the Share price ($40.19) at the end of 1999; these qualify for additional EDSUs corresponding to dividends declared subsequently (see page 13 for description).

(11) Received 100% of the EPA in the form of 41,205 EDSUs, based on the Share price ($26.89) at the end of 1998; these qualify for additional EDSUs corresponding to dividends declared subsequently (see page 13 for description). Received also in the form of 30,750 deferred share units under the Medium-Term Incentive Plan.

(12) E.P. LeBlanc will retire on 31 March 2002.

(13) Granted as deferred share units, based on the share price ($34.50) at the end of 2000.

(14) Including payment of $229,000 under the Medium-Term Incentive Plan.

(15) For a part of 1999, the compensation was disbursed in Canadian Dollars converted to U.S. Dollars at the average exchange rate of 0.6740.

(16) Including payment under the Medium-Term Incentive Plan: R.B. Evans $100,000 and E.P. LeBlanc $125,000.

(17) Granted as SPAUs (see page 18 for description).

(18) H. van de Meent became an Executive Officer of Alcan following the Combination.

(19) Including a deferred amount received of $1,200,000 upon retirement on 31 December 2001 following the Combination, under the terms of a change of control agreement entered into with Algroup.

(20) Granted as E Options (see page 17 for description).

--------------------------------------------------------------------------------
MANAGEMENT PROXY CIRCULAR 2002         15                             ALCAN INC.

EXECUTIVE PERFORMANCE AWARD

The Executive Performance Award Plan and the related Executive Deferred Share Unit Plan are described on pages 12 and 13.

OTHER COMPENSATION

Compensation benefits made available to senior employees under various plans included those under (a) the Executive Performance Award Plan mentioned above,
(b) the Alcan Executive Share Option Plan described below, (c) the Stock Price Appreciation Unit Plan described below, (d) retirement benefit plans, (e) life insurance plans, (f) savings plans, (g) plans for the use and parking of automobiles, for professional financial advice, for deemed interest on loans and for club membership fees, and (h) in applicable cases, expatriate benefits, foreign taxes and housing assistance.

In the Summary Compensation Table on page 15, the amounts indicated for the year 2001 under the column titled Other Annual Compensation include benefits paid to the Named Executive Officers under these plans: automobile usage (E.P. LeBlanc, $11,594; H. van de Meent, $9,482; J. Bougie, $15,440;), financial advice (J. Bougie, $31,142), flexible perquisite program (B.W. Sturgell, $16,680), housing assistance (R.B. Evans, $122,285) and domestic and foreign taxes (T. Engen, $59,621).

ALCAN EXECUTIVE SHARE OPTION PLAN

The Option Plan provides for the granting to senior employees of non-transferable options ("Options") to purchase Shares (see REPORT ON EXECUTIVE COMPENSATION -- Compensation of the Executive Officers on page 12). The Option Plan is administered by a sub-committee of the Personnel Committee.

A Options

Prior to 22 April 1993, the Option Plan provided for the granting of Options hereinafter referred to as "A Options". No further A Options have been, or may be, issued after that date.

The exercise price per Share under A Options was initially set in 1981 at not less than 90% of the market value of the Share on the effective date of each grant of an A Option, but all A Options granted after 1985 were set at 100% of the market value of the Share on their effective dates. The effective date was fixed at the time of each grant. Each A Option is exercisable in whole or in part during a period commencing not less than three months after the effective date and ending not later than 10 years after that date. In the event of retirement or death of the employee, any remainder of this 10-year period in excess of five years is reduced to five years. Alcan may make loans ("Option Loans"), at such interest rate, if any, as the above-mentioned committee may determine, to assist in financing the purchase of Shares through the exercise of A Options, but not in the case of the other Options hereinafter described (see INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS on page 21). The interest rate is currently nil on all outstanding Option Loans. The Option Loans have terms of up to 9 3/4 years. After exercise of an A Option, the employee may not dispose of the Shares during a one-year period ("Holding Period"). In the event of retirement or resignation or other termination of the employee, the Holding Period terminates upon repayment of the Option Loan. Each A Option has connected therewith stock appreciation rights ("SARs") in respect of one-half of the Shares covered by the A Option. Each SAR entitles the optionee to surrender unexercised the right to subscribe for one Share in return for a cash payment in an amount equal to the excess of the market value of such Share at the time of surrender over the subscription price.

B Options

Beginning on 22 April 1993, the Option Plan provides for Options hereinafter referred to as "B Options".

The exercise price per Share under B Options is set at not less than 100% of the market value of the Share on the effective date of the grant of each B Option. The effective date is fixed at the time of the grant. Each B Option is exercisable (not less than three months after the effective date) in respect of 25%, 50%, 75% or 100% of the grant after a Waiting Period of 12, 24, 36 and 48 months, respectively, following the effective date. The Options expire 10 years after the effective date; in the event of retirement or death of the employee, any remainder of this 10-year period in excess of five years is reduced to five years. The B Options do not have connected SARs.

--------------------------------------------------------------------------------
MANAGEMENT PROXY CIRCULAR 2002         16                             ALCAN INC.

C Options

Beginning on 23 September 1998, the Option Plan provides for Options hereinafter referred to as "C Options".

The exercise price per Share under C Options is set at not less than 100% of the market value of the Share on the effective date of the grant of each C Option. The effective date is fixed at the time of the grant. Each C Option is exercisable (not less than three months after the effective date) in respect of one-third of the grant when the market value of the Share has increased by 20% over the exercise price, two-thirds of the grant when the market value of the Share has so increased by 40% and the entire amount of the grant when the market value of the Share has so increased by 60%. The said market values must exceed those thresholds for at least 21 consecutive trading days. The said thresholds are waived 12 months prior to the expiry date, which is 10 years after the effective date. In the event of death or retirement, any remainder of this 10-year period in excess of five years is reduced to five years, and the said thresholds are waived. The C Options do not have connected SARs.

D Options

In respect of B and C Options granted to certain senior executives in 1996, 1997 and 1998, Alcan has granted further Options, hereinafter referred to as "D Options", which grant shall become effective upon the exercise of associated B or C Options and upon the executive placing at least one-half of the Shares resulting from the exercise of the B or C Option, as the case may be, in trust with an agency named by Alcan for a minimum period of five years. The exercise price per Share of each D Option is set at not less than 100% of the market value of the Share on the exercise date of the associated B or C Option. D Options are exercisable in the same manner as the associated B or C Option. The option period for the D Option will terminate on the same date as the associated B or C Option. In the event of death or retirement, any remainder of this Option period in excess of five years is reduced to five years. The vesting provisions of the D Options are identical to those of the associated B or C Option. The D Options do not have connected SARs.

E Options

Options granted under the Algroup share option plan on 3 May 2000 were converted into Options of Alcan under the Option Plan as a result of the Combination. These Options are hereinafter referred to as "E Options". The exercise price per Share was originally set at 110% of market price and the right to purchase one share of Algroup was converted in the right to purchase 21.66 Shares of Alcan. Each E Option is exercisable in whole or in part during a period commencing not less than three years after the date of grant and ending not later than five years after that date. In the event of death or disability, the three year waiting period is waived. As this was a transitional measure related to the Combination, no further E Options will be issued.

Limits on Grants of B, C and D Options

As stated above, no further A Options may be issued.

Alcan may issue in any year B, C or D Options in respect of a Yearly Allotment, as defined in the Option Plan, in aggregate not exceeding 0.75% of the Shares outstanding as at the end of the previous calendar year. In addition, the unused portion of any previous Yearly Allotment may be carried forward. The cumulative maximum number of Shares which can be issued under the Option Plan after 31 December 1995 is 20,500,000.

Options Exercisable

The Personnel Committee had determined that upon the completion of the Combination, all Options granted prior thereto became immediately exercisable in accordance with the terms of the Option Plan.

--------------------------------------------------------------------------------
MANAGEMENT PROXY CIRCULAR 2002         17                             ALCAN INC.

ALCAN STOCK PRICE APPRECIATION UNIT PLAN

The Alcan Stock Price Appreciation Unit Plan ("SPAU Plan") also provides for the granting to senior employees of non-transferable Stock Price Appreciation Units ("SPAU"). The purpose of the SPAU Plan is to attract and retain employees and to encourage them to contribute to growth in the price of Alcan Shares. The SPAU Plan is administered by the Personnel Committee and was approved on 26 September 2001.

A SPAU is a right to receive cash in an amount equal to the excess of the market value of a Share on the date of exercise of a SPAU over the market value of a Share as of the date of grant of such SPAU. The exercise price per SPAU is set at not less than 100% of the market value of the Share on the effective date of the grant of each SPAU. The effective date is fixed at the time of the grant. Each SPAU is exercisable (not less than three months after the effective date) in respect of one-third of the grant when the market value of the Share has increased by 20% over the exercise price, two-thirds of the grant when the market value of the Share has so increased by 40% and the entire amount of the grant when the market value of the Share has so increased by 60%. The said market values must exceed those thresholds for at least 21 consecutive trading days. The said thresholds are waived 12 months prior to the expiry date which is 10 years after the effective date. In the event of death or retirement, any remainder of this 10-year period in excess of five years is reduced to five years, and the said thresholds are waived.

The following table provides information pertaining to Options granted to the Named Executive Officers during 2001:

                           OPTION GRANTS DURING 2001

----------------------------------------------------------------------------------------------------------------------------
                               Shares Under           Percent of Total        Exercise Price and
  Name                       Options Granted         Options Granted To        Market Value on             Expiration
                                  (#)(1)                 Employees              Date of Grant                 Date
                                                          in 2001               (Can. $/Share)
----------------------------------------------------------------------------------------------------------------------------
  T. Engen                     579,000 (2)                 29.8                     59.35                 11 Mar 2011
----------------------------------------------------------------------------------------------------------------------------
  E.P. LeBlanc                  75,000 (3)                  3.9                     46.60                 25 Sept 2011
----------------------------------------------------------------------------------------------------------------------------
  B.W. Sturgell                 75,000 (3)                  3.9                     46.60                 25 Sept 2011
----------------------------------------------------------------------------------------------------------------------------

(1) C Option grant.
(2) Date of grant: 12 March 2001.
(3) Date of grant: 26 September 2001.

The following table provides information pertaining to SPAUs granted to the Named Executive Officers during 2001:

                            SPAU GRANTS DURING 2001

----------------------------------------------------------------------------------------------------------------------------
                                                      Percent of Total        Exercise Price and
  Name                        Units Granted           SPAUs Granted To         Market Value on             Expiration
                                   (#)                   Employees              Date of Grant                 Date
                                                          in 2001               (Can. $/Share)
----------------------------------------------------------------------------------------------------------------------------
  R.B. Evans                    75,000 (1)                  24.1                    46.60                 25 Sept 2011
----------------------------------------------------------------------------------------------------------------------------
  H. van de Meent               50,000 (1)                  16.1                    46.60                 25 Sept 2011
----------------------------------------------------------------------------------------------------------------------------

(1) Date of grant: 26 September 2001.

--------------------------------------------------------------------------------
MANAGEMENT PROXY CIRCULAR 2002         18                             ALCAN INC.

The following table provides certain required information pertaining to Options exercised by the Named Executive Officers during 2001 as well as year-end values:

       AGGREGATED OPTION EXERCISES DURING 2001 AND YEAR-END OPTION VALUES

--------------------------------------------------------------------------------------------------------------------------------
                                                                   Shares Underlying                    Value of
                                    Shares         Aggregate          Unexercised                     Unexercised
                                   Acquired          Value            Options at                 In-the-Money Options at
  Name                           on Exercise        Realized       31 Dec. 2001 (1)                 31 Dec. 2001 (1)
                                     (#)            (Can. $)              (#)                           (Can. $)
--------------------------------------------------------------------------------------------------------------------------------
  T. Engen                            0                0             E :  193,000                    E :         0
                                                                     U :  386,000                    U :         0
--------------------------------------------------------------------------------------------------------------------------------
  J. Bougie                        382,100        11,257,136         E :1,322,800                    E :14,116,752
                                                                     U :        0                    U :         0
--------------------------------------------------------------------------------------------------------------------------------
  E. P. LeBlanc                     14,700           401,555         E :  188,700                    E : 2,971,422
                                                                     U :   92,000                    U : 1,018,040
--------------------------------------------------------------------------------------------------------------------------------
  R. B. Evans                       40,300         1,072,887         E :  110,000                    E : 1,440,900
                                                                     U :   17,000                    U :   191,165
--------------------------------------------------------------------------------------------------------------------------------
  B. W. Sturgell                    52,100         1,441,611         E :   86,850                    E : 1,126,761
                                                                     U :   85,700                    U :   947,197
--------------------------------------------------------------------------------------------------------------------------------
  H. van de Meent                     0                0             E :        0                    E :         0
                                                                     U :   43,320                    U :   449,878
--------------------------------------------------------------------------------------------------------------------------------

(1) E: Exercisable  U: Unexercisable

                    ----------------------------------------

RETIREMENT BENEFITS

Canadian Plans

During 2001, J. Bougie and E. P. LeBlanc participated in both the Alcan Pension Plan (Canada) and the Alcan Supplemental Retirement Benefits Plan (Canada), which are together herein referred to as the "Canadian Plans". Pensions up to a statutory limit are payable under the former and, in excess thereof, under the latter.

The Canadian Plans provide for pensions calculated on pensionable service and annual average earnings during the 36 consecutive months when they were the greatest, which earnings consist of salary and the Executive Performance Award at its guideline amount up to a maximum. The following table shows estimated annual retirement benefits, expressed as a percentage of annual average earnings during the said 36 months, payable upon normal retirement at age 65 to persons in the indicated earnings and pensionable service classifications.

                                 CANADIAN PLANS

---------------------------------------------------------------------------------
       Average
       Annual                        Years of Pensionable Service
                      ------------------------------------------
      Earnings
         ($)             10        15        20        25        30        35
---------------------------------------------------------------------------------
       600,000
         --              17%       25%       34%       42%       51%       59%
       900,000
---------------------------------------------------------------------------------
      1,000,000
         --              17%       26%       34%       43%       51%       60%
      2,000,000
---------------------------------------------------------------------------------

In view of Mr. Bougie's resignation, specific retirement arrangements provide for a pension of 60% of his average annual earnings and payable at his date of resignation or, at his option, at any later date prior to age 56 with an actuarial equivalence.

Non-Canadian Plans

During 2001, B.W. Sturgell and R.B. Evans participated in an Alcan-sponsored pension plan in the United States ("U.S. Plan") which provides for retirement benefits which are generally comparable

--------------------------------------------------------------------------------
MANAGEMENT PROXY CIRCULAR 2002         19                             ALCAN INC.

with the Canadian Plans, but with a ceiling of 60% of annual average earnings and a maximum pensionable service of 35 years. The following table shows estimated annual retirement benefits, expressed as a percentage of annual average earnings during the three consecutive calendar years when they were the highest, payable upon normal retirement at age 65 to persons in the indicated earnings and pensionable service classifications.

                                   U.S. PLAN

---------------------------------------------------------------------------------
       Average
       Annual                        Years of Pensionable Service
                      ------------------------------------------
      Earnings
         ($)             10        15        20        25        30        35
---------------------------------------------------------------------------------
       500,000
         --              17%       25%       34%       42%       51%       59%
      1,000,000
---------------------------------------------------------------------------------
      1,100,000
         --              17%       26%       34%       43%       51%       60%
      2,000,000
---------------------------------------------------------------------------------

During 2001, H. van de Meent participated in an Alcan-sponsored pension plan in Switzerland. His retirement started on 1 January 2002 with total annual pension of $150,900 from the various pension plans in which he participated during his career with Algroup.

Deductions for Social Security and Normal Form of Payment

In the Canadian Plans, the retirement benefits described above are reduced by the excess (if any) of retirement benefits payable from non-Canadian social security and the Canada Pension Plan or the Quebec Pension Plan ("C/QPP") over the maximum retirement benefits under the C/QPP. The normal form of payment of pensions is a lifetime annuity with a guaranteed minimum of 60 monthly payments or a 50% (60% in Switzerland) lifetime pension to the surviving spouse.

Pensionable Earnings and Years of Pensionable Service

The 2001 pensionable earnings and estimated years of pensionable service (subject to a maximum of 35 years where applicable) on normal retirement at age 65 for the Named Executive Officers were as follows: B.W. Sturgell, $752,000 and 25 years; E.P. LeBlanc, $673,690 and 33 years; R.B. Evans, $836,800 and 16 years. At his date of resignation, Mr. Bougie's average earnings were $988,800.

RETIRING ALLOWANCES

Upon his retirement, R. B. Evans will be paid a retiring allowance equal to $38,700 increased by 7% per annum from 31 December 1999.

                    ----------------------------------------

Directors' Remuneration

FEES AND EXPENSES

For the first quarter of 2001, every Non-Executive Director was paid fees based on an annual fee of $25,000 and an additional annual fee of $5,000 for serving on a Committee of the Board. If such Director also served as chairman of a Committee, a further fee based on an annual fee of $6,000 was paid. The annual fee for the Non-Executive Chairman of the Board was $155,000 in lieu of the above fees. A travel fee of $1,000 was also payable to those Non-Executive Directors who require an extra day of travel to attend any Board/Committee meeting. During the first quarter of 2001, travel fees were paid as follows: M. Ebner, $3,000; R. Gasser, $2,000; W. Kerth, $3,000; and P.H. Pearse, $6,000.
Some of these payments were for travel in 2000.

On 1 April 2001, the compensation of Non-Executive Directors was modified. Each Non-Executive Director is now entitled to receive compensation equal to $100,000 per annum, payable quarterly, regardless of membership on Committees of the Board. The Chairman is entitled to receive additional compensation equal to $150,000 per annum, payable quarterly over and above the $100,000 referred to herein. 50% of the compensation is payable in the form of Director's Deferred Share Units (see below) and 50% in the form of either cash or additional

--------------------------------------------------------------------------------
MANAGEMENT PROXY CIRCULAR 2002         20                             ALCAN INC.

Deferred Share Units at the election of the individual Director. Travel fees are no longer paid.

Non-Executive Directors are reimbursed for transportation and other expenses incurred in attending Board and Committee meetings.

Non-Executive Directors who are not Canadian residents are entitled to paid tax advice. During 2001, G. Schulmeyer was reimbursed $1,500 for this purpose.

DIRECTORS' DEFERRED SHARE UNIT PLAN

For the first quarter of 2001, Non-Executive Directors received Share Units as retirement arrangements. Under the Non-Executive Director Deferred Share Unit Plan, each Non-Executive Director was credited with a number of Directors' Deferred Share Units ("DDSUs"), as determined by the Board. This number was set at the equivalent of one DDSU for every $100 of Directors' fees (as described above, but excluding the travel fees) received by the Director.

On 1 April 2001, the Non-Executive Director Deferred Share Unit Plan was modified to reflect the changes to the remuneration of Non-Executive Directors, as described on page 20.

Until redemption, additional DDSUs are credited to each Non-Executive Director corresponding to dividends declared on the Shares. The DDSUs are redeemable only upon termination (retirement, resignation or death). The amount to be paid by Alcan upon redemption will be calculated by multiplying the accumulated balance of DDSUs by the average price of a Share on the Toronto and New York stock exchanges at the time of redemption.

SHARE INVESTMENT PLAN FOR DIRECTORS

Non-Executive Directors may invest all or part of the cash portion of their fees in Shares through the Share Investment Plan for Directors.

BOARD FEES

An employee of Alcan who is a Director is not entitled to receive fees for serving on the Board.

                    ----------------------------------------

Indebtedness of Directors and Executive Officers

Non-Executive Directors

Non-Executive Directors and former Non-Executive Directors are not indebted to Alcan.

Option Loans to Executive Officers

The required details with regard to Option Loans given to Executive Officers are shown in the following table. The aggregate indebtedness of all Executive Officers and employees and former Executive Officers and employees of Alcan and its Subsidiaries (including the Named Executive Officers) to Alcan in respect of Option Loans at 28 February 2002 was $1,374,414.

The terms of Option Loans are described on page 16.

--------------------------------------------------------------------------------
MANAGEMENT PROXY CIRCULAR 2002         21                             ALCAN INC.

           TABLE OF INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS
                               UNDER OPTION PLAN

----------------------------------------------------------------------------------------------------------------------------------
                                                                             Amount            Financially
                                                     Largest Amount        Outstanding       Assisted Share
                                    Involvement        Outstanding      as at 28 February       Purchases         Security for
  Name and Principal Position            of            During 2001            2002           During 2001 (1)      Indebtedness
                                       Alcan               ($)                 ($)                 (#)
----------------------------------------------------------------------------------------------------------------------------------
  R.L. Ball                            Lender            60,606              53,274                 0                  (2)
  Executive Vice President
----------------------------------------------------------------------------------------------------------------------------------
  E.P. LeBlanc                         Lender            43,914              41,269                 0                  (2)
  Executive Vice President
----------------------------------------------------------------------------------------------------------------------------------
  G.R. Lucas                           Lender            49,406              33,429                 0                  (2)
  Vice President and Treasurer
----------------------------------------------------------------------------------------------------------------------------------
  G. Ouellet                           Lender            46,536              43,799                 0                  (2)
  Senior Vice President
----------------------------------------------------------------------------------------------------------------------------------

(1) In respect of A Options only.

(2) Security for the indebtedness is provided by the deposit of the certificates representing the relevant Shares with CIBC Mellon, as trustee, which holds the certificates registered in its name until full repayment of the particular Option Loan has been made to Alcan.

Directors' and Officers'
Liability Insurance

Alcan carries insurance covering liability, including defence costs, of directors and officers of Alcan and its Subsidiaries, incurred as a result of their acting as such, except in the case of failure to act honestly and in good faith. The policy provides coverage against certain risks in situations where Alcan may be prohibited by law from indemnifying the directors or officers. The policy also reimburses Alcan for certain indemnity payments made by Alcan to such director or officer, subject to a $10 million deductible in respect of each insured loss.

The premium paid by Alcan for coverage in 2001 was $380,150 and the limit of insurance is $125 million per occurrence and in the aggregate per year.

Approval of the Board
of Directors

The Board of Directors has approved the contents of this Management Proxy Circular and its issue to Shareholders.


/s/  Roy Millington
---------------------
Roy Millington

Corporate Secretary

                                      LOGO

--------------------------------------------------------------------------------
MANAGEMENT PROXY CIRCULAR 2002         22                             ALCAN INC.

Schedule A

RE-CONFIRMATION OF THE SHAREHOLDER RIGHTS PLAN

THAT the Shareholder Rights Plan included in the Shareholder Rights Agreement made as of 14 December 1989, between the Company and CIBC Mellon Trust Company, as amended, (as summarized in Schedule D of the Management Proxy Circular dated 6 March 2002), be and is hereby re-confirmed in accordance with its terms.

Schedule B

AMENDMENT TO ARTICLES

THAT, as a special resolution, the Articles of the Corporation be amended by adding the following in item 7:

       "Meetings of Shareholders shall be held at such place within Canada as the Directors of the Corporation may determine, or outside of Canada, if so determined by the Directors, in New York City, United States of America, in London, England, or in Zurich, Switzerland".

Schedule C

CONFIRMATION OF AMENDMENTS TO BY-LAW NO. 1A

THAT the amendments approved by the Board of Directors to By-Law No. 1A replacing Sections 1.01 -- Meetings, 1.02 -- Notice of Meetings, 1.06 -- Voting,
2.03 -- Meetings of Directors and Notices, 2.04 -- Quorum and 2.08 -- Participation in their entirety with the following be hereby confirmed:

"SECTION 1.01 -- MEETINGS. The Directors shall call an annual meeting of Shareholders not later than 15 months after the holding of the last preceding annual meeting and may at any time call a special meeting of Shareholders. Meetings shall be held at such place as the Directors may determine. Failing any determination as to the location of the meeting by the Directors, the meeting shall take place in the city of Montreal. Meetings shall be held at such time as the Directors may determine.

Any person entitled to attend a meeting of Shareholders may participate in the meeting by means of a telephonic, electronic or other communication facility which may be made available by the Corporation, provided that the Chairman is satisfied that all participants will be able to communicate adequately with each other during the meeting.

A meeting of Shareholders may be held by means of a telephonic, electronic or other communication facility which may be made available by the Corporation, unless the Directors otherwise determine and provided that the Chairman is satisfied that all participants will be able to communicate adequately with each other during the meeting.

--------------------------------------------------------------------------------
MANAGEMENT PROXY CIRCULAR 2002         23                             ALCAN INC.

SECTION 1.02 -- NOTICE OF MEETINGS. Notice of time and place of each meeting of Shareholders shall be given by sending the notice to each Shareholder entitled to vote at the meeting, not less then 21 nor more then 60 days before the date of the meeting.

Any notice, communication or document to be given by the Corporation pursuant to the Canada Business Corporations Act, the Articles, the By-laws or otherwise, to a Shareholder, Director, officer or auditor shall be sufficiently given if delivered personally to the person to whom it is to be given, or if delivered to his recorded address, or if mailed by prepaid mail addressed to him at his recorded address.

In addition to the foregoing, any such notice, communication or document required to be given may instead be delivered by the Corporation in an electronic or other technologically enhanced format, provided that the requirements of the applicable law in respect of such delivery have been complied with in all respects, including, where required, receipt by the Corporation of the prior consent of the recipient to the delivery of such notice, communication or document in electronic or other technologically enhanced format and the designation by the recipient of the information system for receipt thereof.

The accidental failure to give notice of a meeting of Shareholders to any person entitled thereto or any error in such notice not affecting the substance thereof shall not invalidate any action taken at the meeting.

SECTION 1.06 -- VOTING. Voting at every meeting of Shareholders shall be by a show of hands except where, either before or after a show of hands, a ballot is required by the chairman of the meeting or is demanded by any person present and entitled to vote at the meeting. Any vote may be held, in accordance with the laws and regulations governing the Corporation, by means of a telephonic, electronic or other communication facility, provided the Corporation makes available such a communication facility.

SECTION 2.03 -- MEETINGS OF DIRECTORS AND NOTICES. Meetings of the Directors may be called at any time by or by order of the Chairman of the Board, the Vice Chairman of the Board if one is in office, the President or any two Directors, and may be held at the registered office of the Corporation, or at any other place determined by the Directors. Notice specifying the place and time of each such meeting shall be delivered to each Director or left at his usual residence or usual place of business, or shall be mailed, sent by telefax or in an electronic or other technologically enhanced format at least 72 hours prior to the time fixed for such meeting. Notice of any meeting or any irregularity in any meeting or the notice thereof may be waived by any Director either before or after the meeting is held. In conjunction with the annual meeting of Shareholders each year, the Directors shall meet to appoint the officers of the Corporation and to transact such other business as may come before the meeting.

SECTION 2.04 -- QUORUM. The Directors may from time to time fix the quorum for meetings of Directors, but unless so fixed, five Directors shall constitute a quorum.

SECTION 2.08 -- PARTICIPATION. Subject to the laws governing the Corporation, any Director may, if all of the Directors consent, participate at any meeting of Directors or of a committee of Directors by means of a telephonic, electronic or other communication facility that permits all participants to communicate with each other during the meeting. In the case of any such participation at any such meeting, each such Director so participating shall be deemed to be present at such meeting and such meeting shall be deemed to be held at the place specified in the notice calling such meeting or in the waiver thereof and, in the

--------------------------------------------------------------------------------
MANAGEMENT PROXY CIRCULAR 2002         24                             ALCAN INC.

absence of any such specification, at the place where or from which the Chairman of the meeting shall have presided."

Schedule D

The following is an explanation and a summary of the Rights Plan as embodied in the Plan Agreement made as of 14 December 1989, between the Company and CIBC Mellon, as amended to date. Shareholders requiring the full text of the Plan Agreement may obtain a copy from CIBC Mellon at 1-800-387-0825 (toll free) or collect at 416-643-5500.

The primary objective of the Rights Plan is to provide the Board with sufficient time to explore and develop alternatives for maximizing Shareholder value if a take-over bid is made for Alcan and to provide every Shareholder with an equal opportunity to participate in such a bid. The Rights Plan encourages a potential acquiror to proceed either by way of a Permitted Bid (as defined in the Plan Agreement), which requires the take-over bid to satisfy certain minimum standards designed to promote fairness, or with the concurrence of the Board.

The Board of Directors believes that the current legislation in Canada does not provide the Board with adequate time to evaluate and respond to a take-over bid in the best interests of the Shareholders. The key objective of the Board in a take-over bid context will be to maximize value for Shareholders. The Rights Plan creates a sufficient opportunity for the Board, in the face of a take-over bid, to make a proper recommendation to the Shareholders -- whether to accept the bid, or to negotiate with the bidder for a higher value or to explore and develop alternatives for maximizing Shareholder value, such as locating other potential bidders or developing a corporate restructuring alternative.

As for the Shareholders themselves, the legislated bid period may not provide sufficient time to consider a take-over bid and the recommendations of the Board (including alternatives to the bid) and, thus, to make a fully informed decision. The Rights Plan helps address these issues.

A large percentage of Alcan Shares are currently held outside Canada. The Rights Plan is also intended to ensure equal treatment of Shareholders and prevent an acquiror from exploiting differences in securities laws in a way that could be detrimental to some Shareholders.

While the Rights Plan is intended to regulate certain aspects of take-over bids for Alcan, it is not intended to deter a bona fide attempt to acquire control of Alcan if the offer is made fairly. The Rights Plan does not diminish or otherwise affect Board duties in relation to the due and proper consideration of any offer that is made.

The Rights Plan may be terminated by the Board with Shareholder approval through a redemption process prior to the accumulation of 20% or more of the Shares by any person or group of persons. The Rights Plan will not interfere with any amalgamation or other business reorganization approved by the Board. Nor does the Rights Plan inhibit any Shareholder from utilizing the proxy mechanism of the CBCA to promote a change in the management or direction of Alcan.

If the Rights Plan is re-confirmed as proposed in the resolution in Schedule A, it will continue in effect until 1 May 2008, unless terminated earlier in accordance with its terms or unless it is not re-confirmed by the Shareholders at the 2005 Annual Meeting.

--------------------------------------------------------------------------------
MANAGEMENT PROXY CIRCULAR 2002         25                             ALCAN INC.

Summary of the Rights Plan

Capitalized terms used in this summary have the meanings specified in the Rights Plan.

Pursuant to the Plan Agreement, one Right to purchase additional securities, subject to the terms and conditions of the Plan Agreement, has been issued for each Share outstanding and Rights will likewise be issued in respect of Shares issued in the future until the Separation Time (as defined below) or until the termination of the Rights Plan. The Rights are not exercisable until the Separation Time.

Until the Separation Time (or earlier termination or expiration of the Rights), the Rights are evidenced by the certificates for the Shares to which the Rights attach. The Rights are transferred with, and only with, the associated Shares. Furthermore, until such time, Share certificates issued will contain a notation incorporating the Plan Agreement by reference.

The Rights will separate and trade independently of the Shares after the Separation Time. Promptly following the Separation Time, separate Rights Certificates will be given to holders of record of Shares as of the close of business at the Separation Time and such separate Rights Certificates alone will evidence the Rights.

The Separation Time is the close of business on the tenth business day after either the first date that a person has acquired beneficial ownership of 20% or more of the Shares, thereby becoming an Acquiring Person, or the date of commencement or announcement of a Take-Over Bid.

A Flip-In Event occurs when a Person becomes an Acquiring Person. Upon the occurrence of a Flip-In Event, each Right (except for Rights beneficially owned by an Acquiring Person, its affiliates and associates) shall constitute the right to receive, upon the exercise thereof at the then current Exercise Price of the Right, Shares having an aggregate Market Price on the date of occurrence of such Flip-In Event equal to twice the Exercise Price. For example, if at the time of the Flip-In Event, the Exercise Price is $200 and the Shares have a Market Price of $50, the holder of each Right will be entitled to receive $400 in market value of the Shares (8 Shares) for $200, i.e. at a 50% discount.

The Board of Directors may determine to waive the application of the provisions of the Flip-In Event section of the Plan Agreement to a particular Flip-In Event or any particular acquisition or other transaction or event that would, but for the waiver, constitute or result in a Flip-In Event, provided that such waiver shall automatically constitute a waiver of the application of such provisions to all contemporaneous Flip-In Events.

The Rights Plan has a Permitted Bid feature which allows a take-over bid to proceed in the face of the Rights Plan even if the Board does not support the bid, provided that the bid meets certain minimum specified standards of fairness and disclosure. Specifically, the Permitted Bid procedure allows persons to make a take-over bid for all or part of the outstanding Shares, provided it is made to all Shareholders, and is held open for a specified period. The Permitted Bid procedure provides Shareholders and the Board with this additional time to assess a bid properly and to permit alternative bids to emerge. If more than 50% of the Shares held by parties other than the bidder, its affiliates and associates are tendered and not withdrawn at the end of the specified period, the bid may proceed and must be held open for an additional 10 business days to allow Shareholders who have not tendered their Shares additional time to do so after having had an opportunity to determine that the bid will otherwise be successful. This two-stage requirement, which separates evaluation of the bid from the tender process, helps remove any element of coercion that might otherwise be present in a one-stage bid process.

--------------------------------------------------------------------------------
MANAGEMENT PROXY CIRCULAR 2002         26                             ALCAN INC.

At every third annual meeting following the 1999 annual meeting, the Board of Directors shall submit a resolution to the Shareholders for approval ratifying the continued existence of the Rights Plan. If a majority of the votes cast on such a resolution is against the continued existence of the Rights Plan, then the Plan Agreement, the Rights Plan and any outstanding Rights shall be of no further force or effect.

Tax Consequences

For Canadian federal income tax purposes, Alcan has not had any income as a result of the issuance of the Rights. Under the Income Tax Act (Canada) (the "Act"), the issuance of the Rights may be a taxable benefit which must be included in the income of the recipient. However, no amount must be included in the income of the recipient if the Rights do not have a monetary value at the date of issue. Alcan views the Rights as currently having negligible monetary value. A holder of Rights may have income or be subject to withholding tax under the Act if the Rights become exercisable, are exercised or are otherwise disposed of. This statement does not address the Canadian income tax consequences of other events, e.g., separation of the Rights from Shares, a Flip-In Event, lapse of Alcan's right to redeem the Rights and redemption of the Rights.

For United States federal income tax purposes, the adoption and approval of the resolution re-confirming the Rights Plan should not be a taxable transaction to the Shareholders. The United States federal income tax consequences of other events in connection with the Rights Plan, e.g., separation of the Rights from the Shares, a Flip-In Event, lapse of Alcan's right to redeem the Rights, redemption of the Rights and exercise of the Rights, are uncertain. The tax consequences, including the likelihood that an event will be a taxable transaction (which, in certain cases, is probable) or, if taxable, whether it is a distribution or a sale or exchange of a Right, can vary depending on the facts and circumstances at the time of the event.

Shareholders should consult their own tax advisors regarding the consequences of approval of the resolution and of receiving, holding, exercising, exchanging or otherwise disposing of the Rights.

--------------------------------------------------------------------------------
MANAGEMENT PROXY CIRCULAR 2002         27                             ALCAN INC.

                                      LOGO

                M - Official mark of Environment Canada.
              M - Marque officielle d'Environnement Canada.

LOGO                                                           PRINTED IN CANADA